UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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The Hershey Company

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The Hershey Company
100 Crystal A Drive
Hershey, Pennsylvania 17033
Supplement to Proxy Statement
For 2018 Annual Meeting of Stockholders
To be Held on May 2, 2018
This supplement to proxy statement, dated April 20, 2018 (this “Supplement”), supplements the proxy statement dated March 22, 2018 (the “Proxy Statement”), previously mailed and made available to our stockholders in connection with the solicitation by our Board of Directors of proxies to be voted at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of The Hershey Company (the “Company,” “we,” or “us”), to be held on May 2, 2018, beginning at 10:00 a.m., Eastern Daylight Time, at GIANT Center, 550 West Hersheypark Drive, Hershey, Pennsylvania 17033.
The purpose of this Supplement is solely to correct, for both Mr. Terence L. O’Day, our Senior Vice President, Chief Product Supply and Technology Officer, and Mr. Todd W. Tillemans, our President, U.S., the amount reported as the lump sum cash severance payment in the table providing the severance payments and all other amounts that would have vested and become payable if a Change in Control occurred and the executive’s employment terminated on December 31, 2017 (the “Severance Benefits Table”). As of December 31, 2017, Mr. O’Day was 68 years old and Mr. Tillemans was 56 years old; however, the severance benefits mentioned above were calculated as if their ages were switched.
Provided below from the Proxy Statement without change is an explanation of how these severance benefits are calculated. Also provided below is a corrected Severance Benefits Table. Capitalized terms used below without definition have the meanings assigned to such terms in the Proxy Statement.

Termination without Cause or Resignation for Good Reason after Change in Control
If a NEO’s employment is terminated by the Company without Cause or by the NEO for Good Reason within two years after a Change in Control, we pay severance benefits under the EBPP 3A to assist the NEO in transitioning to new employment. These severance benefits as of December 31, 2017, consist of:

•	A lump sum cash payment equal to two (or, if less, the number of full and fractional years from the date of termination to the executive’s 65th birthday, but not less than one) times:

o	The executive’s base salary; and

o	The highest OHIP award payment paid or payable during the three years preceding the year of the Change in Control (but not less than the OHIP target award for the year of the termination);

•
For replacement PSU awards, full vesting of PSUs for the performance cycle ending in the year of the Change in Control. The cash payment will be based upon the greater of target or actual performance through the date of the Change in Control, with each PSU valued at the highest closing price for our Common Stock during the 60 days prior to the Change in Control;

•
For replacement PSU awards, full vesting of outstanding PSUs at target that are in the second year of the performance cycle and prorated vesting of outstanding PSUs at target that are in the first year of the performance cycle at the time of the Change in Control;

•
For replacement stock options and RSU awards (including accrued cash credits equivalent to dividends that would have been earned had the executive held Common Stock instead of RSUs), full vesting of all unvested stock options and RSUs;

•
Continuation of medical, dental, vision and life benefits for 24 months (or, if less, the number of months until the executive attains age 65, but not less than 12 months), or payment of the value of such benefits if continuation is not permitted under the terms of the applicable plan;

•
For executives who do not participate in the pension plan, a lump sum equal to the CRC rate times the sum of their base salary and OHIP earnings times the number of years in their severance period (two, or, if less, the number of full and fractional years from the date of termination to the executive’s 65th birthday, but not less than one). IRS limitations imposed on the 401(k) and pension plans will not apply for this purpose;

•	Outplacement services up to $35,000 and reimbursement for financial counseling and tax preparation services for two years;

•
An enhanced matching contribution cash payment equal to the 401(k) matching contribution rate of 4.5% multiplied by the executive’s base salary and last OHIP payment calculated as if such amounts were paid during the years in the executive’s severance period. For this purpose, the IRS limitations imposed on the 401(k) plan do not apply;

•	For executives who participate in the DB SERP, an enhanced benefit reflecting an additional two years of credit; and

•
For executives who participate in the DC SERP, an enhanced benefit reflecting a cash payment equal to the applicable percentage rate multiplied by his or her base salary and last OHIP payment calculated as if such amounts were paid during the years in the executive’s severance period.

The following table provides the severance payments and all other amounts that would have vested and become payable if a Change in Control occurred and the executive’s employment terminated on December 31, 2017:

Name	Lump Sum Cash Severance Payment ($)	PSU Related Pay-ments(1) ($)	Vesting of Stock Options(2) ($)	Vesting of RSUs ($)	Value of Medical and Other Benefits Continuation ($)	Value of Financial Planning and Outplace- ment(3) ($)	Value of Enhanced DB SERP/ DC SERP and 401(k) Benefit(4) ($)	Total(5) ($)
Ms. Buck	5,060,000	928,928	1,081,473	8,165,406	40,232	68,000	6,620,929	21,964,968
Ms. Little	2,410,535	1,499,307	680,674	2,981,248	36,241	68,000	482,107	8,158,112
Mr. O’Day	1,107,000	1,009,635	663,615	614,029	12,726	68,000	213,822	3,688,827
Mr. Tillemans	2,250,000	154,588	63,893	761,904	3,880	68,000	450,000	3,752,265
Ms. West	2,340,000	268,729	158,464	4,583,777	36,388	68,000	468,000	7,923,358

(1)	Amounts reflect vesting of PSUs awarded, as follows:

•
For the performance cycle that ended on December 31, 2017, the difference between target and actual performance as of December 31, 2017, and the difference between a value per PSU of $115.45, the highest closing price for our Common Stock on the NYSE during the last 60 days of 2017, and a value per PSU of $113.51, the closing price of our Common Stock on the NYSE on December 29, 2017, the last trading day of 2017;

•
For the performance cycle ending December 31, 2018, at target performance, with a value per PSU of $115.45, the highest closing price for our Common Stock on the NYSE during the last 60 days of 2017; and

•
For the performance cycle ending December 31, 2019, and for Mr. O’Day’s special PSU award, one-third of the contingent target units awarded, at target performance, with a value per PSU of $115.45, the highest closing price for our Common Stock on the NYSE during the last 60 days of 2017.

Because Mr. O’Day and Ms. Buck were retirement eligible as of December 31, 2017, as of that date they had already vested in a portion of the PSU awards for the performance cycles ending December 31, 2018, and December 31, 2019. Accordingly, with respect to these NEOs, the amount for the performance cycle ending December 31, 2018, reflects only (i) an incremental payment of the portion of the PSU award that would vest upon termination following a Change in Control (i.e., 1/3 of the total award) and (ii) an incremental benefit equal to the difference between a value per PSU of $115.45, the highest closing price of our Common Stock on the NYSE during the last 60 days of 2017, and a value per PSU of $113.51, the closing price of our Common Stock on the NYSE on December 29, 2017, the last trading day of 2017, while the amount for the performance cycle ending December 31, 2019, reflects only an incremental benefit equal to the difference between a value per PSU of $115.45 and a value per PSU of $113.51.

(2)
Reflects the value of unvested options that would vest upon the executive’s employment termination following a Change in Control based on the excess, if any, of the value of our Common Stock of $113.51 on December 29, 2017, the last trading day of 2017, over the exercise price for the options. Information regarding unvested options as of December 31, 2017, can be found in the Outstanding Equity Awards at 2017 Fiscal-Year End Table.

(3)	Value of maximum payment for financial planning and tax preparation continuation for two years following termination of employment plus outplacement services of $35,000.

(4)
For Ms. Buck, this value reflects the amounts of enhanced DB SERP, 401(k) Match and Supplemental 401(k) Match over a 24 month period. For Mmes. Little and West and Mr. Tillemans, the value reflects the amounts of DC SERP, CRC, Supplemental CRC, 401(k) Match and Supplemental 401(k) Match that would have been paid had they remained employees for 24 months after their termination. For Mr. O’Day, the value reflects the amounts of DC SERP, CRC, Supplemental CRC, 401(k) Match and Supplemental 401(k) Match that would have been paid had he remained an employee for 12 months after his termination.

(5)
For any given executive the total payments made in the event of termination after a Change in Control would be reduced to the “safe harbor” limit under IRC Section 280G if such reduction would result in a greater after-tax benefit for the executive.

Additional Information
If you have already voted by Internet, telephone, or by mail, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by stockholders (via Internet, telephone, or mail) will remain valid and will be voted at the Annual Meeting unless revoked.
Important information regarding how to vote your shares and revoke proxies already cast is available in the Proxy Statement under the captions “Can I vote my shares before the Annual Meeting?,” “Can I vote in person at the Annual Meeting instead of by proxy?” and “Can I revoke my proxy or change my voting instructions once submitted?” in the question and answer section of the Proxy Statement.
Other than as described above, this Supplement does not revise or update any other information in the Proxy Statement and should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.

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